Exhibit 21.1

Subsidiaries of Perella Weinberg Partners

Legal Name	Jurisdiction of Incorporation
PWP Holdings LP	Delaware
PWP Employer LLC	Delaware
PWP Group GP LLC	Delaware
Perella Weinberg Partners Group LP	Delaware
PWP Employer LP	Delaware
Tudor, Pickering, Holt & Co. Securities LLC	Texas
Padco GP LLC	Delaware
Perella Weinberg Partners LP	Delaware
TPH Canada GP LLC	Delaware
Tudor, Pickering Holt & Co Securities - Canada LP	Delaware
Tudor, Pickering Holt & Co Securities - Canada, ULC	Alberta, Canada
PWP UK LLC	Delaware
Perella Weinberg Partners UK LLP	United Kingdom
Perella Weinberg Partners France S.A.S.	France
Perella Weinberg Gmbh	Germany
Perella Weinberg UK Limited	United Kingdom
Perella Weinberg UK II Limited	United Kingdom